Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-205433, 333-205435, 333-205436 and 333-216253 on Form F-3 of our reports dated February 28, 2017, relating to the consolidated financial statements of Atlantica Yield plc and subsidiaries, and the effectiveness of Atlantica Yield plc and subsidiaries’ internal control over financial reporting, appearing in this Amendement No.3 to the Annual Report on Form 20-F of Atlantica Yield plc for the year ended December 31, 2016.

/s/ Deloitte, S.L.

Madrid, Spain

September 12, 2017